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BANKAMERICA




                              REPORT OF MANAGEMENT

We, as members of management of Bank of America, FSB (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's UNFORM SINGLE ATTESTTION PROGRAM FOR MORTGAGE BANKERS (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with those standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1997 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1997, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company, had in effect fidelity bond and errors and omissions policies in the amounts of $200 million and $70 million, respectively.


Date: MARCH 17, 1998


                                                /s/Donald J. Atkins
                                                Donald J. Artkins
                                                Senior Vice President
                                                National Servicing Director



BankAmerica Mortgage. A Division of Bank of America. FSB
P.O. Box 26388 Richmond, VA 23260-6388